Exhibit 99.1

FOR IMMEDIATE RELEASE

KIT digital, Inc. Takes Legal Action Against utd. by content

NEW YORK, NY, August 1, 2013 -- KIT digital, Inc., (the “Company”), a global provider of digital television and media solutions, announced that it has commenced legal action against utd. by content, formerly known as Content Solutions International N.V.

In June of 2012, Content Solutions International N.V. acquired KIT digital’s content solutions business for $18.8 million, comprised of an initial cash payment of $1.0 million and a $17.8 million multi-year earn-out payment obligation based on revenue achieved. In January 2013, Content Solutions International N.V. changed its name to utd. by content. The complaint filed by KIT digital alleges breach of contract and seeks avoidance and recovery of a fraudulent transfer.

This action is a result of a review of all partnerships and agreements by the Company’s new leadership team as they anticipate emergence from chapter 11.

“We know that utd. by content has customers and is generating revenue. We also know that utd. by content is choosing to ignore its obligation to pay KIT digital, Inc. a percentage of its revenue as an earn-out payment,” said Fabrice Hamaide, Chief Financial Officer of the Company.

“When we sold Petr Stránský our content solutions business, he agreed to pay for it. The complaint we filed today seeks to reverse the transaction, effectively returning the assets of utd. by content to KIT digital since none of the promised $17.8 million in earn-out payments have been made.

It is every intention of the new leadership team to set the Company up for success. Part of this process is ensuring the value and integrity of the Company is protected for employees, customers and investors for the immediate and long term future.”

A complete copy of the complaint is available on www.americanlegalclaims.com/kdi.

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About KIT digital, Inc.

KIT digital is a leading video management software and services company. With its proprietary OVP and OTT platform products, Cloud and Cosmos, as well as systems integration and solutions design expertise, KIT delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. KIT digital services nearly 2,500 clients in 50+ countries including some of the world’s biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, MTV, News Corp, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica, Universal Studios, Verizon, Vodafone, VRT, and Volkswagen. KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

KIT digital Media Contact:

Natasha Roberton

VP Brand and Communications

T: +1 (347) 328 3545

E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:

Tarley Jordan

Account Executive

T: +1 (646) 801-4695

E: tarley.jordan@tallgrasspr.com